Exhibit 10.7

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”), dated as of December 30, 2006, relates to a potential resolution of outstanding issues between Elliott Broidy and Broidy Capital Management (collectively, “Broidy”) on the one hand and Gabriel Technologies, and its various officers, directors, subsidiaries and affiliates on the other hand (collectively, “Gabriel”), on the other

RECITALS

WHEREAS, on or about December 9, 2005, Broidy made a loan to the Company in the amount of Two Hundred Thousand Dollars ($200,000), as evidenced by that certain Promissory Note dated on December 9, 2005 (the “First Promissory Note”); and

WHEREAS, on or about January 6, 2006, Broidy loaned Gabriel an additional Eight Hundred Thousand Dollars ($800,000), which was rolled into the First Promissory Note and documented by a separate note (the “Convertible Senior Promissory Note”); and

WHEREAS, pursuant to the Convertible Senior Promissory Note Broidy received 1,000,000 warrants (the “Convertible Note Warrants”) with an exercise price of $1;

WHEREAS, pursuant to Section 3.6 of the Convertible Senior Promissory Note, the strike price of Broidy’s warrants was to be reduced if certain conditions were met (the “Convert Price Adjustment”); and

WHEREAS, pursuant to Section 5 of the Convertible Senior Promissory Note, Broidy received a two year option to purchase all of Gabriel’s interest in the “C” units of Resilent LLC d/b/a/ Digital Defense (the “Digital Defense Option”); and

WHEREAS, concurrent with the Convertible Senior Promissory Note, Gabriel and Broidy entered into a Side Letter pursuant to which the exercise price of all of Broidy’s warrants was to be reduced if certain financial targets were not met (the “Warrant Adjustment Side Letter”); and

WHEREAS, concurrent with the Convertible Senior Promissory Note the parties entered into a Registration Rights Agreement (“Registration Rights Agreement”) that required Gabriel to register its stock in a timely manner and provided, among other things, a penalty if the stock was not registered by June 5, 2006 (the “Registration Adjustment”); and

WHEREAS, on February 14, 2006, Broidy loaned Gabriel an additional Two Hundred Thousand Dollars ($200,000) (“Two Hundred Thousand Dollar Note”) pursuant to which Broidy received 100,000 warrants for Gabriel common stock and was to receive an additional 50,000 warrants, all at an exercise price of $1, if the Two Hundred Thousand Dollar Note was not repaid by March 31, 2006; and

WHEREAS, on November 20, 2006, Broidy loaned Gabriel an additional Eighty Thousand Dollars ($80,000) (“Eighty Thousand Dollar Note”), which was due on December 10, 2006; and

WHEREAS, Broidy is willing to loan an additional One Hundred Thousand Dollars ($100,000) to Gabriel that shall be used only to pay Gabriel’s payroll and meet its obligations to its creditors;

WHEREAS, each of the Convertible Senior Promissory Note, the Two Hundred Thousand Dollar Note and the Eighty Thousand Dollar Note are all in default; and

WHEREAS, Broidy wishes to convert the Convertible Senior Promissory Note in its entirety into One Million Five Hundred Thousand shares of Gabriel common stock under the terms of such note, and wishes to exercise One Million of the Convertible Note Warrants, which after taking into account the Convert Price Adjustment, may be exercised without paying any additional consideration to Gabriel, such that Broidy shall receive Two Million Five Hundred Thousand Shares; and

WHEREAS, Gabriel and Broidy wish to enter into a formal settlement arrangement as described below (the “Broidy Settlement”) in order to resolve issues between the parties relating to Broidy’s investments in and loans to Gabriel; and

WHEREAS, concurrent with the Broidy Settlement, the Board desires to approve and ratify the Resilent Settlement and Release, as described below; and

WHEREAS, concurrent with the Broidy Settlement and the Resilent Settlement and Release, the Board desires to approve and ratify the Broidy Loan, as described below;

NOW, THEREFORE, for good and valuable consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Cancellation of Prior Notes. Broidy shall cancel the Two Hundred Thousand Dollar note, including all interest accrued thereunder.

2. Broidy to Retain Only 675,000 Warrants. After giving effect to Broidy’s exercise of 1,000,000 of the Convertible Note Warrants, Broidy shall retain only the 675,000 Gabriel Warrants it owned prior to entering into the First Promissory Note. The additional warrants it had received in connection with the various notes and loans described above shall be cancelled. The 2,350,000 Gabriel Warrants that had been previously contemplated in connection with a settlement between Gabriel and Broidy shall not be issued.

3. Ratchets to Be Cancelled. The Convert Price Adjustment, Digital Defense Option, Warrant Adjustment Side Letter; Registration Adjustment; Note Default Side Agreement shall all be cancelled, including without limitation to any Gabriel warrants retained by Broidy.

4. Cancellation of Certificate; Issuance of New Shares. Broidy shall surrender for cancellation Gabriel Stock Certificate No. 12307, representing 3,000,000 shares of Gabriel treasury stock that had been given as collateral under the prior notes and loans. Gabriel agrees that the one year tacking period for the shares issuable to Broidy upon conversion of the Convertible Senior Promissory Note and exercise of the portion of the Convertible Note Warrants described above shall begin on January 10, 2006, the date that the original Convertible Senior Promissory Note and Convertible Note Warrants were issued. Gabriel shall provide a letter from its outside legal counsel to this effect to the transfer agent when requested by Broidy to do so after January 6, 2007, provided Broidy and his broker make customary representations to such counsel. Board hereby authorizes and directs the officers of the Company to obtain such letter from its outside legal.

5. Side Letter Amended. The Side Letter Concerning Intellectual Property Rights of Trace Technologies, dated January 6, 2006 shall be amended, giving Broidy the right to receive 3% (instead of 2%) of any gross settlement amount that Gabriel or Trace Technologies, LLC receive as a result of the Infringing Company infringing upon the intellectual property of Trace Technologies.

6. Three Year Option. The company shall grant Broidy a three year option to purchase 25% of Gabriel’s A Unit shares in Resilent (12,368 /4 = 3,092 Units) for a purchase price of $600,000.

7. Additional Hundred Thousand Dollar Loan. Broidy shall loan the Company an additional One Hundred Thousand Dollars (the “December Loan”) at an interest rate of 7% per annum, which shall be due on January 31, 2007. The December Loan shall be secured by the same security as the Eighty Thousand Dollar Note - i.e. all of the assets and intellectual property of Gabriel and all of its subsidiaries, including all proceeds from litigation.

8. Repayment of Eighty Thousand Dollar Note. Gabriel agrees to pay the Eighty Thousand Dollar Note, including all accrued interest owed thereunder, as soon as it is able to do so. Gabriel agrees that so long as either the Eighty Thousand Dollar Note or the December Loan are outstanding, the collateral under the Eighty Thousand Dollar Note and under the December Loan shall be the same as the collateral for the prior loans Broidy made to Gabriel.

9. Transfer of C Resilent Units. Gabriel agrees to immediately transfer to Broidy the 2333 C Units that it owns in Resilent. The Board expressly authorizes and directs the officers of the Company to execute all documents necessary for such transfer.

10. Option to Invest. Gabriel shall be granted a forty-five day option to make an investment in Resilent. The investment shall consist of acquiring 2,000 A Units for a purchase price of $250,000. This right shall be assignable by Resilent, with the approval of the Resilent Board of Directors.

11. Additional investments by Gabriel. Gabriel shall not be precluded from making additional investments in Resilent on an ongoing basis, provided such future investments do not result in Gabriel owning more than a forty-nine (49%) percent ownership percentage in Resilent Notwithstanding the foregoing, such investment must be approved by the Resilent Board of Directors.

12. Five Year Prohibition on Spinoff to Gabriel Shareholders. For a period of five years from the date first set forth above Gabriel shall not spin off the shares that it owns in Resilent to Gabriel shareholders unless asked to do so by Broidy or unless Broidy has consented in writing to such spin-off.

13. Registration Statement. Gabriel shall file a Registration Statement with the Securities and Exchange Commission on or before March 31, 2007 which shall be sufficient to cover registration of all of Gabriel’s outstanding warrants.

14. Notices. Unless waived by a party, any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing, which may include facsimile.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

16. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

17. Severability. If any provision of this Agreement is declared illegal, invalid or unenforceable it will be severed if the remaining provisions of this Agreement can reasonably and fairly be given effect without affecting the legal and economic substance of the transactions contemplated by this Agreement in a manner adverse to any party. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement shall be deemed to be a valid and binding agreement enforceable in accordance with its terms.

IN WITNESS WHEREOF, Gabriel Technologies and Broidy Capital Management agree to the foregoing as of the date first set forth above.

GABRIEL TECHNOLOGIES

By:  /s/ Keith Feilmeier
Name: Keith Feilmeier
Title:  Chief Executive Officer

By:  /s/ TJ O’Brien
Name: TJ O’Brien

By:  /s/ Keith Feilmeier
Name: Keith Feilmeier

BROIDY CAPITAL MANAGEMENT

By:  /s/ Elliott Broidy
Name:  Elliott Broidy
Title:  Chairman and Chief Executive Officer

By:  /s/ Elliott Broidy
Name:  Elliott Broidy